CONTRACT NO: 05980000 DIAODU 091 [2010]0764

Exhibit 4.130

GRID CONNECTION AND DISPATCHING AGREEMENT

BETWEEN

FUJIAN PROVINCE ELECTRIC POWER CO., LTD. SANMING POWER INDUSTRY
BUREAU

AND

SANMING ZHONGYIN BANZHU HYDROELECTRIC CO., LTD.

CONTENTS

Chapter I Definitions and interpretations		3

Chapter II Representations by the parties		6

Chapter III	Obligations of the parties	7

Chapter IV	Conditions for grid connection	12

Chapter V	Connection application and acceptance	13

Chapter VI	Grid connection and dispatching during the commissioning period	16

Chapter VII	Operation under dispatching	17

Chapter VIII	Equipment overhaul and maintenance	21

Chapter IX	Power generation plan	22

Chapter X	Reservoir dispatching	24

Chapter XI	Relay protection and automatic safety devices	26

Chapter XII	Dispatching automation	29

Chapter XIII	Dispatching communication	31

Chapter XIV	Accident management and Investigation	34

Chapter XV	Force majeure	36

Chapter XVI	Liabilities for breach of contract	37

Chapter XVII	Effectiveness and valid term	41

Chapter XVIII	Modification, assignment and termination of this agreement	41

Chapter XIX	Dispute resolution	42

Chapter XX	Applicable Law	42

Chapter XXI	Miscellaneous	42

Appendix I.	Diagram for the Grid Connection of Banzhu Power Plant (Including Connection Points)	46

Appendix II.	Technical Parameters for the Power Plant	47

Appendix III.	Line maintenance	48

GRID CONNECTION AND DISPATCHING AGREEMENT

This Grid Connection and Dispatching Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties:

Party A: Fujian Province Electric Power Co., Ltd. Sanming Power Industry Bureau, a power grid operation enterprise registered and established with the Administration for Industry and Commerce, with the business license number of 350400100022489, its registered address at No.1032, Liedong Road, Sanming City, Fujian Province, 365000, and the legal representative of which is Lai Xiang Sheng.

Party B: Sanming Zhongyin Banzhu Hydroelectric Co., Ltd., a power generation enterprise with the legal entity status, which was registered and established with the Administration for Industry and Commerce of Sanming City, Fujian Province, with the business license number of 350400400000289, its registered address at No.160 Building, Qianlongxin Village, Xinshibei Road, Sanming City and the legal representative of which is John D. Kuhns.

WHEREAS:

Party B is constructing, owning and operating the Banzhu Hydropower Station (hereinafter referred to as the “Power Plant”) with a total installed capacity of 45 MW at Shaxi River, Banzhu, Sanming, and agrees to connect the Power Plant to the power grid of Party A and put the Power Plant under the dispatching management of Party A pursuant to the provisions of this Agreement.

In order to ensure the safety, high quality and economic operation of the electric power system, regulate the dispatching of power grids and grid-connected operations, and protect the legal rights and interests of both Parties, on the principles of equality, free will and good faith, both Parties hereto have entered into this Agreement through consultations in accordance with the Electric Power Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.

Chapter I Definitions and interpretations

1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:

1.1.1

“Provincial Power Dispatching Agency” refers to Fujian Power Dispatching and Operating Department, an agency in charge of organizing, commanding, instructing and coordinating the operation of the electric power system in Fujian pursuant to applicable laws.

1.1.2

“Power Dispatching Agency” refers to Sanming Power Dispatching and Operating Department, an agency in charge of organizing, commanding, instructing and coordinating the operation of the electric power system in Sanming City pursuant to applicable laws, which is subordinated to Party A.

1.1.3

“Power Plant” refers to the power generation facility with all auxiliary facilities stretching to the property demarcation point with the total installed capacity of 45MW (with three (3) units, No. 1 unit of 15MW, No. 2 unit of 15MW, No. 3 unit of 15 MW, the detailed technical parameters please refer to Appendix II), which is constructed, owned, managed and operated by Party B and located in Banzhu, Meilie District, Sanming City.

1.1.4	“Connection Points” refer to the interconnection points connecting the Power Plant and the power grid (please refer to Appendix I).

1.1.5	“Initial Connection Date” refers to the first day on which the Power Plant (units) is (are) connected to the power grid.

1.1.6	“Connection Application” refers to the written application document submitted by Party B to Party A requesting for connecting its Power Plant (units) to the power grid.

1.1.7	“Connection Method” refers to the systematic way of connecting the Power Plant (units) to the power grid.

1.1.8	“AGC”: Automatic Generation Control.

1.1.9	“AVC”: Automatic Voltage Control.

1.1.10	“RTU”: Remote Terminal Unit.

1.1.11

“Disconnection” specially refers to under this Agreement the interruption of electric connection between the power grid and the power generation equipments which are operating connected to the power grid.

1.1.12	“Special Operation Mode” refers to the operation arrangement of taking unusual connection mode for the Power Plant or the power grid due to certain needs.

1.1.13	“Unit Available Capacity” refers to the output of the units modified at any time due to the restrictions of equipment conditions (including the restrictions on the unit output by river, shipping etc).

1.1.14

“Planned Outage” refers to the status of the units of the Power Plant during the planned overhaul and reserve periods, including the general overhaul, the maintenance, the general service system planned overhaul, and the holiday repairing and the elimination of defects during off-break period and the shutdown reserve required by the Power Dispatching Agency, etc.

1.1.15

“Unplanned Outage” refers to the unavailable status of the units of the Power Plant other than Planned Outage. Based on the urgency of the needs of outage, the Unplanned Outage can be classified into five categories: (1) immediate outage; (2) the outage which could be delayed for a short while but the units must exit within six hours; (3) the outage which could be postponed over six hours but the units must exit within seventy-two hours; (4) the outage which could be deferred over seventy-two hours but the units must exit before the next Planned Outage; and (5) the prolonged outage which is beyond the period of the Planned Outage.

1.1.16	“Forced Outage” refers to the Categories 1, 2 and 3 of Unplanned Outage set forth in Article 1.1.15.

1.1.17	“Equivalent Unit Derated Hours” refers to the outage hours which are converted from derated hours and calculated by the maximum capacity on the nameplate.

1.1.18	“Equivalent Unplanned Outage Hours” refers to the sum of Unplanned Outage hours and unplanned Equivalent Unit Derated Hours.

1.1.19

“Annual Allowable Planned Outage Hours” refers to the allowable hours for Planned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. The Annual Allowable Planned Outage Hours for the units can be classified into the Annual Allowable Planned Outage Hours for general overhaul years and the Annual Allowable Planned Outage Hours for the years without general overhaul.

1.1.20

“Annual Allowable Equivalent Unplanned Outage Hours” refers to the allowable hours for Equivalent Unplanned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. In this Agreement, it only refers to the Unplanned Outage caused by Party B’s Reason. The Annual Allowable Equivalent Unplanned Outage Hours for the units can be classified into the Annual Allowable Equivalent Unplanned Outage Hours for general overhaul years and the Annual Allowable Equivalent Unplanned Outage Hours for the years without general overhaul.

1.1.21

“Daily Power Generation Dispatching Plan Curve” refers to the curve worked out by the Power Dispatching Agency according to regional daily power generation dispatching plan curve issued by the provincial dispatching agency on a daily basis to determine the power generation output of the Power Plant for each period of time of the next day.

1.1.22

“Emergencies” refer to the major accidents occurred to the power generation or power supply facilities within the electric power system, including the grid frequency or electric voltage exceeds the prescribed limit, the loading of the transmission and transformation facilities is over the regulated amount, the power of trunk circuit exceeds the specified stability limitation and other operating conditions which threaten the grid operation safety, may destroy the grid stability and eventually lead to the grid collapse or even vast area power cut.

1.1.23

“Dispatching Code for Electric Power System” refers to the codes which are formulated in accordance with the Administration Regulations on the Dispatching of Power Grids, the national standards and the electric power industry standards and regulate the dispatching and operation of the electric power system of this area, including Dispatching Code for Electric Power System of Fujian Province and Dispatching Code for Electric Power System of Sanming.

1.1.24

“Party A’s Reason” refers to the requirements of Party A or liabilities attributed to Party A, including the liabilities which should be borne by Party A for the enlargement of accident due to Party A’s failure to perform relevant national regulations and standards, etc.

1.1.25

“Party B’s Reason” refers to the requirements of Party B or liabilities attributed to Party B, including the liabilities which should be born by Party B for the enlargement of accident due to Party B’s failure to perform relevant national regulations and standards, etc.

1.1.26

“Power Purchase and Sale Contract” refers to the contract entered into by and between Party A and Party B regarding the purchase and sale of the electricity output generated by the Power Plant and other relevant commercial issues.

1.1.27

“Force Majeure” refers to the objective events which are unforeseen, unavoidable and insurmountable, including volcano eruptions, tornados, tsunamis, snowstorms, mudslide, landslide, flood, fire, water inflows failing to meet the designed standards, earthquakes, typhoons, thunder and lightening and fog flash, etc. which exceed the designed standards, and nuclear radiation, wars, plagues and riots, etc.

1.2	Interpretations

1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Agreement in any way.

1.2.2	The Appendices hereto shall have the same legal effect as this Agreement.

1.2.3	Unless otherwise agreed by the Parties, this Agreement shall have binding force on the lawful successors or assignees of any Party.

1.2.4	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall be the year, month and day in Gregorian calendar.

1.2.5	The words “Include”, “Includes” or “Including” herein shall mean including without limitation.

1.2.6	All numbers and terms mentioned in this Agreement shall include the given number.

Chapter II Representations by the parties

Any Party hereby represents to the other Party that:

2.1	It is an enterprise that has been duly established and validly and legally in existence in accordance with law, and has the full right to enter into and the ability to perform this Agreement.

2.2

All procedures required for entering into and performing this Agreement (including procuring requisite governmental approvals, business license and power business permit, etc.) have been accomplished and are legal and valid.

2.3

When entering into this Agreement, no judgments, verdicts, awards or specific administrative acts have been carried out by any courts, arbitration institutes, administrative organs or other regulatory bodies that will have material adverse effect on its performance of this Agreement.

2.4

All internal authorization procedures required for executing this Agreement have been accomplished and this Agreement is signed by its legal representative or authorized proxy. This Agreement shall have the binding force on both Parties to this Agreement after it comes into effect.

Chapter III Obligations of the parties

3.1

The Parties shall abide by the national laws, regulations and the standards for the electric power industry, as well as relevant policies, rules and measures formulated and enacted by the electric power administrative department of the state and Fujian province, in respect to the capital construction, operation, maintenance, dispatching and management:

The Parties shall abide by the technical specification, codes, rules and measures on operation and management and other normative documents formulated by the State Grid Corporation or by Party A for ensuring the safely and stably operation of the power grid. Currently the said normative documents include:

	(1)	Dispatching Code for Electric Power System of Fujian Province (separately issued);

	(2)	Dispatching Code for Electric Power System for Sanming (separately issued);

	(3)	Measures on Safe and Stable Management on Power System of Fujian Province

	(4)	Implementation Rules on Preventing the Malicious Events to the Power System for the Power Grid of Sanming.

	(5)	Administrative Rules on Discipline Appraisal of Power Grid Dispatching for Sanming.

	(6)	Power Generation Dispatching Rules of Cascaded Hydropower Stations of Fujian Power Grid (For Trial Implementation).

	(7)	Appraisal Rules on Operation and Management of Power Plants Uniformly Dispatched by Fujian Power Grid.

	(8)	Appraisal Rules on Operation and Management of Power Plants Uniformly Dispatched by Sanming Power Grid.

	(9)	Suspension for Overhaul and Management Appraisal Rules on Power Grid Equipment of Sanming.

(10)	Rules on Reactive Voltage Operation, Management and Appraisal on Local Dispatching and Directly Dispatching Power Plants of Sanming (For Trial Implementation).

(11)	Operational Rules for Relay Protection and Automatic Safety Device of Fujian Power System.

(12)	Implementation Rules on Accident Prevention Key Measures on Relay Protection and Automatic Safety Device of Fujian Power System.

(13)	Implementation Rules on Technology Supervision on Relay Protection and Automatic Safety Device of Fujian Power System.

(14)	Administrative Measures on Acceptance of the New Relay Protection Equipment Put into Operation of Fujian Power System.

(15)	Administrative Rules on Setting Calculation of Relay Protection of Fujian Power System.

(16)	Secondary System Ground Connection Plan for Relay Protection of Fujian Power System.

(17)	Communication Management Procedures of Fujian Power System.

(18)	Rules on Statistics, Appraisal and Rating on Communication Operation of Fujian Power System.

(19)	Acceptance Standard of Standard Communication Station of Fujian Power System.

(20)	Administrative Rules on Anti-lightening Operation of Communication Station of Fujian Power System.

(21)	Operation and Management Procedures on Optical Communication of Fujian Power System.

(22)	Operation and Management Procedures on Digital Microwave Communication of Fujian Power System.

(23)	Operation and Management Procedures on Carrier Communication of Fujian Power System.

(24)	Interim Operation and Management Rules on Automatic Switching Network of Fujian Power System.

(25)	Administrative Measures on Communication Network of Fujian Power Communication System.

(26)	Administrative Measures on Unwatched Communication Station of Fujian Communication Network and Power System.

	(27)	Technical Management Procedures on Electric Energy Measurement Device.

	(28)	Operation and Management Procedures on Dispatching Automation System of Fujian Power Grid.

	(29)	Operation and Management Procedures on Digital Network of Fujian Power System.

	(30)	Fujian Administrative Rules on Secondary System Safe Guarding of Power Dispatching.

	(31)	Fujian Technical Standard on Safe Guarding of Power Dispatching Network.

	(32)	Safe Guarding Rules on Power Grid, Computer Supervision System of Power Plants and Dispatching Data Network.

During the performance of this Agreement, if there is any modification to the said procedures, rules and measures, then the modified procedures, rules and measures shall be applied.

3.2	Unless otherwise specifically provided in this Agreement, Party A is obliged to perform the following obligations as well:

3.2.1

With Power Dispatching Agency under the unified guidance and coordination of provincial dispatching, Party A shall uniformly dispatch the power grid within its dispatching jurisdiction, and shall be responsible for the operation and management of the equipment and facilities in relation to its governed power grid, to satisfy the requirement for the normal operation of the power grid and the power plants.

3.2.2

Party A shall uniformly dispatch the power grid within its jurisdiction strictly according to the law, regulations, rules, standards, procedures, codes and measures as prescribed in Article 3.1, to embody the principles of fairness, justness, publicity, economy and rationality.

3.2.3

Party A shall reasonably arrange the active power output and the reactive power output of the power plants, based on the regional Daily Power Generation Dispatching Plan Curve assigned by the provincial dispatching and in combination with the actual operation situation of its governed power grid.

3.2.4

Party A shall uniformly arrange the power generation, pressure regulating, back-up, etc. of the power plants, to satisfy the needs for safe and stable operation of its governed power grid and qualified electric energy.

3.2.5

Party A shall take measures to prevent any accidents which may impair the safe operation of its governed power system, shall organize all kinds of special and professional safety inspections on the security of the power grid and shall formulate the anti-accident measures for its own needs. Where there is any accident occurs to the major equipment of the Power Plant, which affects the safe and stable operation of the power grid, Party A is entitled to participate in the investigation in and analysis on such accidents.

3.2.6	Party A shall timely and reasonably arrange the overhaul on the Power Plant according to the Dispatching Codes, the overhaul code and the defect development trends of the Power Plant equipment under non-emergencies brought forwarded by Party B and the actual operation situation of its governed power grid.

3.2.7

Party A shall support and assist Party B to conduct the technical renovation or parameter adjustment on relevant equipments; and shall provide guidance and coordination to Party B in respect to the dispatching as well as operation and management in relation to its governed power grid; shall provide guidance and coordination for Party B’s operation in respect to electric equipment, relay protection, automatic safety device, field system and speed control system, power dispatching communication, dispatching automation and other special fields in connection with the safe operation of its governed power grid; and shall conduct statistics appraisal on the operation situation of the Power Plant’s equipment according to relevant rules.

3.2.8

Party A shall timely notify Party B of any information relevant to Party B in connection with the defect of the major equipment of the power grid and the transmission passage capacity of the Power Plant; and Party A shall notify Party B of the power dispatching information relevant to Party B on a quarterly basis.

3.2.9

Party A shall provide Party B relevant codes, rules, implementation rules and other normative documents on the technical management formulated by Party A 30 days before the Initial Connection Date. If there is any modification to the said documents, Party A shall timely provide the modified documents to Party B.

3.2.10	Party A shall assist Party B to conduct the investigation in any accidents.

3.3	Unless otherwise specifically provided in this Agreement, Party B is obliged to perform the following obligations as well:

3.3.1

Party B shall conform to the unified dispatching of Power Dispatching Agency and properly organize the production activity of the Power Plant; and shall strictly abided by the Dispatching Code and the dispatching orders.

3.3.2	Party B shall formulate the on-site operation code which shall be consistent with Party A’s power system codes and rules and shall report it to Party A for recordation.

3.3.3

Party B shall provide the overhaul plan and proposal on the Power Plant equipment according to the requirement of the Power Dispatching Agency and shall implement the approved overhaul plan and well conduct other equipment examination and maintenance work.

3.3.4

Party B shall timely conduct the technical renovation or parameter adjustment on the equipment for its own needs and shall report it to Party A for recordation (if in relation to the power grid safety, Party B shall report it to Party A for approval).

3.3.5

Party B shall take measures to prevent any accidents which may impair the safe operation of the power system. Party B shall assist Party A to conduct all kinds of special and professional safety inspections on the security of the power grid and to carry forward all precautionary measures raised during the inspection. Where Power Dispatching Agency raises any specific anti-accident measures or other requirements on the power system safety, Party B shall implement such measures and conduct the operation and maintenance according to such requirements. Party B shall report relevant documents on security measures to Power Dispatching Agency for recordation and shall participate the joint anti-accidents rehearsal organized by Power Dispatching Agency.

3.3.6

Where there is any material defect or hidden danger in the major equipment of the Power Plant, Party B shall timely handle it according to the power industry standards and the Dispatching Code, and in the mean time shall faithfully notify Power Dispatching Agency. Party B shall report the result to Power Dispatching Agency after it competes handling such issues.

3.3.7

Party B shall operate the plant and generate the power according to the Daily Power Generation Dispatching Plan Curve formulated by Power Dispatching Agency, shall adjust the power and voltage, participate in the frequency modulation and pressure regulating of the power grid, and shall bear the basic reserve level of the power grid and provide other basis auxiliary services according to the dispatching order issued by Power Dispatching Agency.

3.3.8

Party B shall timely and accurately provide the operation status and production information of the Power Plant’s equipments to Power Dispatching Agency according to the requirements of Power Dispatching Agency on relevant documents as provided in Article 3.1, including the water situation, statements, etc. Party B shall ensure the accuracy of the information it provides.

3.3.9	Party B shall provide full support and assistance to Party A for Party A’s participation in relevant accident investigation and analysis.

3.3.10

During the effective term of this Agreement, if Party A requires the Power Plant to add new equipment or device or to conduct anti-accident measures or technical renovation, etc. due to the needs of safe and stable operation of the power grid or due to other requirements on the Power Plant, then Party B shall be responsible for implementing such requirements and conducting the operation and maintenance according such requirements of Power Dispatching Agency, and shall bear the related costs.

3.3.11

Party B shall participate the professional conference, anti-accident rehearsal and technical training organized by Power Dispatching Agency, and shall accept Party A’s centralized management and supervision over the operation dispatching, system stability, relay protection, communication, automation, reservoir regulation and other technical aspects of the Power Plant which are in relation to the power grid dispatching.

3.3.12	Party B shall provide on-site technical training to Party A’s dispatching operator on duty.

3.3.13

Party B shall accept Party A’s work guidance and coordination in accordance with Article 3.2.7 and shall equipment with relevant personnel on technical and overhaul management to assist Party A’s work.

Chapter IV Conditions for grid connection

4.1

The primary and secondary equipments of Party B shall conform to the national standards, the electric power industry standards and other relevant regulations (refers to the counter measures against accidents to prevent equipments from flashover, electric mis-operation and malfunction or missing operation of relay protection and automatic safety devices.), shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and shall pass the acceptance according to the infrastructure construction procedures of the State; the normal operation mode for grid connection has been defined, relevant parameters have been adjusted as compatible (the parameters setting requirements relating to the power grid shall be provided by the Power Dispatching Agency), equipment settings have been set in accordance with the requirements of the dispatching and management range division, and all conditions for being connected to the power grid of Party A and accepting the unified dispatching by the Power Dispatching Agency are ready.

4.2

The relay protection and automatic safety devices (including the excitation system and speed regulation system) of the Power Plant shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance pursuant to the requirements of the Administrative Measures on the Commissioning Acceptance for Relay Protection New Facilities of Electric Power System of Fujian Province and satisfy all conditions for synchronous operation, and comply with the relevant provisions of Chapter X hereof.

4.3

The dispatching automation facilities of the Power Plant, including the units AGC/AVC, the computer monitoring system and electric power metering devices, etc., shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to infrastructure construction procedures of the State, comply with the relevant provisions of Chapter XI hereof, and satisfy the conditions for synchronous operation.

4.4

The power dispatching communication facilities of the Power Plant shall conform to the national standards, the electric power industry standard and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, and comply with the relevant provisions of Chapter XII hereof.

4.5

The energy metering devices of the Power Plant shall be configured according to the Technical Administration Code of Electric Power Metering Devices (DL / T448-2000) and the provisions of the Power Purchase and Sale Contract, and pass the testing and acceptance jointly organized by Party A and Party B.

4.6

According to the requirements of the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission), the secondary system of the Power Plant shall be protected by safety precautionary measures, and approved by the Power Dispatching Agency to be qualified for operation.

4.7

All operation and maintenance codes for the Power Plant have been formulated and relevant management regulations are complete, and those related to the grid safety shall be consistent with the safety management regulations of the connected power grid.

4.8

The denominations and numbers for the equipments of the Power Plant shall be given in accordance with the dispatching and management range principle. The denominations and numbers released by the Power Dispatching Agency for the equipments within the jurisdiction of Power Dispatching Agency have been marked up at eye-catching places on the respective electric equipments so as the on-duty operators of the Power Plant may clearly define the electric equipments to be operated.

4.9

The Power Plant’s on-duty operators which are authorized to take dispatching instructions shall receive strict training pursuant to the provisions of the Administration Regulations on the Dispatching of Power Grids and other relevant regulations, and procure relevant qualification certificates before being assigned to the posts.

4.10

The primary and secondary equipments of Party A to be operated in conjunction with the operation of Party B shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, with the relevant parameters reasonably compatible, the settings of such equipments being set as required and readily available for the Power Plant to be connected.

4.11

Both Parties have worked out relevant counter-accident measures against possible Emergencies after the grid connection of the Power Plant, and such measures shall be filed with the Power Dispatching Agency.

4.12

As for those new equipments which have not been handed over completed due to insufficient materials or which fail to meet the safety or economic qualifications for independent operation or which cannot meet the dispatching communication and power grid automation requirements, Power Dispatching Agency shall, after issuing rectification opinion, be entitled to refuse to approve such units to be put into commissioning operation.

Chapter V Connection application and acceptance

5.1	Party B shall apply to Party A for the grid connection of its Power Plant, and shall be connected to the grid through a method as required upon the acceptance of Party A.

5.2	Connection Application

Party B shall submit a connection application to Party A thirty (30) days prior to the Initial Connection Date of the Power Plant (units) which shall include the scope of the facilities to be connected, the basic conditions, the acceptance results, the commissioning schedule and plan for the Power Plant (units) to be connected, etc., and shall be attached with all documents set out in Article 5.5 hereof.

5.3	Acceptance of Connection Application

Upon the receipt of the connection application from Party B, Party A shall carefully review the application according to the provisions of Chapter IV hereof and other relevant regulations concerning the grid connection, and shall reply in time to Party B without any unreasonable delay.

5.3.1

In the event that the materials provided in the connection application conform to relevant requirements, Party A shall confirm it within ten (10)days after the receipt of such application from Party B.

5.3.2

In the event that the materials provided in the connection application do not conform to relevant requirements, Party A shall be entitled to refuse to confirm, but shall notify Party B in written form of the reasons for such refusal to confirm within ten (10) days after the receipt of such application.

5.4	The Parties hereto shall make arrangements for detailed issues relating to the grid connection of the Power Plant when the connection application is confirmed.

5.4.1

Party A shall, within five (5) days prior to the agreed Initial Connection Date, provide to Party B with the electric power system data, equipment parameters and system diagrams in respect of the Power Plant, including the relay protection settings (or limits) for the power grid related to the Power Plant and the settings (or limits) for the relay protection and automatic safety devices of the Power Plant related to the power grid.

5.4.2

Party A shall provide to Party B with the name list of liaison staff (including staff authorized to issue dispatching instructions, staff in charge of operation modes, relay protection staff, automation staff and communication staff) and contact details.

5.4.3	Party B shall, within five (5) days after the receipt of the confirmation notice, submit the grid connection commissioning items and plans to Party A according to its requirements.

5.4.4	Both Parties shall negotiate and determine the specific timing and procedures for the initial connection after Party A has received the grid connection commissioning items and plans.

5.5

When submitting the connection application, Party B shall provide to Party A with accurate materials in Chinese (the parameters required to be actually measured during the startup process of the grid connection may be submitted within five (5) days after the grid connection of the units), including:

(1)

The technical specifications, technical parameters and actually measured parameters (including the zero sequence impedance parameters for the main transformers) for the main equipments such as power generators (including speed governors and excitation system) and main transformers which are required for calculating the tidal current, stability and relay protection settings.

(2)

The drawings (including the drawings for a complete set of protections for generators and transformers), instruction manuals and trip models of the relay protection and automatic safety devices which are related to the grid operation; and the installation and commissioning reports for the relay protection and automatic safety devices within the range of power dispatching. The equipments’ technical parameters required for calculating the settings of the system protection of Party A, the over-excitation character curve for the transformer of power generator of 300MW and above, the allowable high and low frequency limits for the units, etc., and the machines and equipments account (which could be filled out and submitted in DMIS system) for the relay protection and safety automatic protection and other equipments within Party B’s Power Plant.

(3)

Documents such as the technical instructions, technical parameters and equipment acceptance reports for the dispatching automatic equipments of the Power Plant which are related to Party A, the tele-control information form for the Power Plant (including the no-load voltage ratio and tele-metering full scale values of current transformers and voltage transformers), the completion acceptance report of the energy metering system of the Power Plant, and relevant plans and technical documents in respect of the safety protection for the computer system of the Power Plant.

(4)

Documents such as drawings, equipment technical specifications and equipment acceptance reports for the communication projects which are interconnected with or related to the communication network of Party A.

(5)

The technical instructions and drawings for the unit excitation system and PSS devices (design and measured parameters), under-excitation limitation, loss of excitation, loss of step protection and dynamic monitoring systems.

(6)	The technical specifications, technical parameters and measured parameters of other main equipments related to the grid operation.

(7)	Field operation codes.

(8)	Primary electric wiring diagrams.

(9)	The startup and shutdown curves and the load increasing and decreasing rate of the units, relevant parameters and materials concerning AGC, AVC and inherent frequency modulation of the units.

(10)	Measures to ensure the electric power utility of the Power Plant.

	(11)	The units commissioning plans, and startup commissioning schemes for the step-up substation and the units.

	(12)	Name list of the on-duty operators of the Power Plant who are authorized to take dispatching instructions and the photocopies of their qualification certificates and contact details.

	(13)	Name lists and contact details for the professional staff in the fields of operation mode, relay protection, automation and communication.

	(14)	Agreement of Maintenance of Line Owned by the Power Plant (See Appendix III)

Chapter VI Grid connection and dispatching during the commissioning period

6.1	In accordance with the commissioning items and plans confirmed by Party A, Party B may carry out the commissioning for the grid-connected operation of the Power Plant.

6.1.1

The commissioning units of the Power Plant shall be regarded as the operating equipments connected to the grid, which shall be incorporated into the unified operation and management of the electric power system, and abide by the operational codes and specifications of the electric power system and comply with the unified dispatching.

6.1.2

The Power Plant shall, according to the commissioning items and plans which have been confirmed, prepare a detailed commissioning scheme for the connection of units and report to the Sanming Power Dispatching Agency item by item in accordance with the commissioning schedule.

6.1.3	The specific commissioning operations for grid connection shall be performed in strict accordance with the dispatching instructions.

6.1.4

In case of any operation of the equipments only managed by the Power Plant itself, which may bring about impact on the power grid, Party B shall inform the Power Dispatching Agency in advance to make preparations and accident forecasts, and implement in strict accordance with the commissioning scheme.

6.2	Party A shall assist Party B in the grid-connected commissioning by reference to the actual operating conditions of the power grid.

6.2.1

The Power Plant during the grid-connected commissioning period shall be incorporated into the formal dispatching range, and shall be managed in accordance with relevant codes and specifications of the electric power system.

6.2.2

According to the requirements of the Power Plant and the operating conditions of the power grid, Party A shall formulate special commissioning dispatching schemes (including emergency treatment measures), and reasonably arrange the dispatching items and dispatching plans for the Power Plant. The commissioning dispatching scheme and specific commissioning plan shall be notified to the Power Plant three (3) days prior to the start of commissioning.

6.2.3

Through consultations and agreement with the Power Plant, rolling adjustments may be made to the commissioning plan according to the commissioning progress of the units and the grid operating conditions.

6.3

Party A must prepare an emergency plan for any possible Emergencies during the commissioning period of Party B, defining the principles of managements and the specific measures to handle Emergencies, and ensure the safety of the electric power system and equipments. In case of any Emergencies occurred to the power grid, the Power Dispatching Agency shall be entitled to adjust the operation mode and the power generation plan for the Power Plant to the extent of disconnecting the Power Plant from the power grid.

6.4

Party B shall conduct various performance tests or appraisals on the Power Plant’s generator set in accordance with the power industry standards, the power grid operation codes, and other regulations enacted by the state and Fujian power administrative departments. If the said performance tests or appraisals may affect the normal operation of the power grid, then such performance tests or appraisals can be implemented only after being approved by Power Dispatching Agency.

6.5

During the commissioning, the operation or withdrawal of the equipment dispatched by Party A shall be conducted strictly in accordance with the commissioning and dispatching scheme issued by Power Dispatching Agency. If Party B fails to operate or withdraw the equipment according to the said scheme, then it shall bear the liabilities for breach of contract according to Chapter XV of this Agreement.

6.6

After completing the test on each generator set and completing compiling relevant data, Party B shall submit relevant and necessary test data to Power Dispatching Agency. After setting up the new generator set, Party B shall provide the in-plant equipment as-built drawings required for the power grid dispatching to Power Dispatching Agency.

6.7	Party B shall arrange commissioning start-up test of the Power Plant in accordance with applicable State standards, including tests related to grid operation.

6.8

After the Power Plant completes its start-up and trial operation, the Power Plant shall put the equipment (which is installed according to the requirements of the design and the power grid) into normal operation and shall go through the inspection and acceptance procedures of Party A. The generator set can be put into commercial operation only after it has been accepted.

Chapter VII Operation under dispatching

7.1	During the operation period, the on-duty operators of the Power Plant shall strictly follow the dispatching instructions given by the on-duty dispatchers of the Power Dispatching Agency.

7.1.1	The Power Plant must implement the dispatching instructions released by the Power Dispatching Agency in a prompt and accurate manner, and must not refuse or delay the implementation with any excuse. In case that implementing a dispatching instruction may endanger the staff or equipments, the on-duty operators of the Power Plant shall immediately report to the on-duty dispatchers of the Power Dispatching Agency and clarify the reasons, and the on-duty dispatchers of the Power Dispatching Agency shall decide whether or not to continue such implementation.

7.1.2

As for those equipments within the range of direct dispatching by the Power Dispatching Agency, the Power Plant must strictly follow the relevant operation rules of dispatching and carry out operations according to the dispatching instructions, and be responsible for the accuracy and promptness of implementing the dispatching instructions; and shall honestly report the field conditions and answer the inquiries from the on-duty dispatchers of the Power Dispatching Agency.

7.1.3

As for those equipments within the licensing dispatching range of the Power Dispatching Agency, the on-duty operators of the Power Plant shall make a report to the on-duty dispatchers of the Power Dispatching Agency prior to the operations, and only upon an approval, such operations may be carried out according to the Dispatching Code for Electric Power System and the field operation regulations of the Power Plant.

7.1.4

The Power Plant shall ensure that at any time there are qualified staff with dispatching acceptance authorization in the central controlling room who can communicate with the Power Dispatching Agency and accept the dispatching instructions issued by the Power Dispatching Agency.

7.2

The Power Dispatching Agency shall reasonably arrange the Daily Power Generation Dispatching Plan Curve of the Power Plant according to relevant requirements. During the normal operation, the on-duty dispatchers have the right to make appropriate adjustment to the Daily Power Generation Dispatching Plan Curve according to the actual operating conditions of the power grid, and such adjustment shall be notified to the on-duty operators of the Power Plant five (5) minutes in advance.

7.3

In case of any abnormal condition of the operating equipments of the Power Plant, the Power Plant may, according to the regulations of the Dispatching Code for Electric Power System, bring forth an overhaul application to the Power Dispatching Agency in advance. The Power Dispatching Agency shall, according to the regulations of the Dispatching Code for Electric Power System and the actual conditions of the power grid, approve such overhaul application in advance upon going through specified procedures and revise relevant plans. In the event that the equipments need an urgent outage, the Power Dispatching Agency shall make a prompt reply judging from the actual conditions. The Power Plant shall follow the final approval from the Power Dispatching Agency. In the event that the Power Dispatching Agency cannot arrange such overhaul temporarily considering the needs of grid operation, both Parties shall negotiate with each other to determine the measures to prevent accidents and procedures to handle accidents according to the provisions of the Dispatching Code for Electric Power System.

7.4

The Power Dispatching Agency shall, on the principle of the units on the same grid, of the same type and with the same technical conditions shall be modulated to a basically same magnitude, and considering the power grid structure, the grid operation requirements and the electric technical conditions of the Power Plant, arrange the Power Plant to be involved in the peak regulation, frequency modulation, voltage regulation and standby of the electric power system in a safe, high quality and economic manner.

7.4.1	Peak Regulation

The Power Plant shall participate in the peak regulation of the electric power system in accordance with relevant regulations, standards of the State and the unit ability. The range of the peak regulation shall reach relevant regulations and standards of the State. The regulation range for normal operations and accidents please refer to Appendix II.

7.4.2	Frequency Modulation

(1)

The Power Plant shall participate in the frequency modulation of the power grid. The Power Dispatching Agency may, according to the actual conditions of the power grid, arrange the Power Plant to be the modulation plant of the power grid and to carry out operation in accordance with the curve released by the Power Dispatching Agency. The Power Plant must comply with the dispatching instructions and maintain the grid frequency within the scope prescribed by the Dispatching Code.

(2)

The Power Plant shall participate in the frequency modulation of the electric power system in accordance with the requirements of the Dispatching Code for Electric Power System, and fulfill relevant obligations.

(3)

When the power generator has been connected to the power grid, the automatic speed governing system of the Power Plant must be put into operation. In case of any failure or abnormity of the automatic speed governing system of the Power Plant, the staff of the Power Plant shall immediately notify the Power Dispatching Agency and settle the malfunctions as soon as possible.

7.4.3	Voltage Regulation

(1)

The voltage test point of Fujian power grid shall be 110KV or 35 KV busbar. The Local Dispatching shall provide the maximum and minimum voltage curves of the voltage test point to the Power Plant according to the “Rules on Reactive Voltage Operation, Management and Appraisal on Local Dispatching and Directly Dispatching Power Plants of Sanming”. The permitted voltage error and the control requirements are provided in the “Monthly Dispatching Plan”. The Power Plant shall monitor and adjust the voltage at the test point under the operation of the generator set according to the “Dispatching Code” to ensure the monthly pass-rate of the voltage at the test point reaching 100%.

(2)

During the operation, in the event that the units have lost the ability of reactive adjustment (or have reached the operation limitation), or the voltage at the testing point has deviated from the quality limit, the Power Plant shall immediately inform the Power

Dispatching Agency, and the dispatcher of the Power Dispatching Agency shall take relevant measures to maintain the voltage at the testing point within the quality limit. Under the premise of controlling the voltage at the testing point of the Power Plant within the quality limit, if the Sanming grid requires reactive optimization, the Power Plant shall make adjustment according to the reactive load released by the Power Dispatching Agency.

(3)

Subject to the needs of adjusting and controlling safety operation of the power grid, the units (XX, XX) of the Power Plant must be equipped with AVC, the Power Plant shall maintain and ensure the operation rate of AVC can reach 100%, and shall be put into operation according to the dispatching instructions of the Power Dispatching Agency.

7.4.4	Standby

If required by the Power Dispatching Agency, the Power Plant shall leave a proportional rotary standby volume. In the event that the rotary standby volume cannot meet the requirements of the Power Dispatching Agency, the Power Plant shall immediately report to the on-duty dispatchers of the Power Dispatching Agency.

7.4.5

After the Power Plant has been connected to the power grid and started operation, besides the rectification measures taken by the staff of the Power Plant according to the dispatching instructions of the dispatching center, the automatic excitation modulation system of the Power Plant must be put into operation. In case of the failure or malfunction of the automatic excitation system of the Power Plant, the staff of the Power Plant shall immediately inform the Power Dispatching Agency and make well disposal of the defects as soon as possible, and disconnect the power generator if necessary until the problems have been resolved.

7.5

In case of any Special Operation Mode of Party A due to the equipment upgrading or transformation which may affect the normal operation of the Power Plant, the Power Dispatching Agency shall notify the Power Plant of relevant plans two (2) working days in advance and implement the plan which has been determined through consultation.

7.6

In case of any Special Operation Mode of Party B due to the equipment upgrading or transformation which may affect the normal operation of the power grid, Party B shall notify the Power Dispatching Agency of relevant amended plans seven (7) working days in advance.

7.7

The Power Dispatching Agency shall consult with the grid-connected Power Plant to convene grid-plants joint meetings at least twice a year and invite Party B to participate, during which, the operating conditions of the power grid will be analyzed, the system tendency will be predicted, the implementations of relevant grid safety and technical measures will be demonstrated, and the disposal of major issues concerning the operation of the electric power system will be discussed. Party B shall participate in such joint meetings, and report the operating conditions of the Power Plant and the implementations of relevant safety and technical measures of the Power Plant.

7.8	Both Parties shall exchange the name lists of on-duty staff in written form and notify any alteration thereof promptly.

7.9

The Power Plant shall keep daily field operation records, recording the actual power generated for every hour, the operating conditions for all equipments, the planned and unplanned power cut and any abnormal condition during the overhaul period. The date and time (the time shall be in twenty-four hour format) for each record shall be clearly listed out on the records and such materials shall be provided at proper time after being required by the Power Dispatching Agency. The operation records of the Power Plant shall be kept for record in accordance with the requirements of archive management.

7.10

The electric energy billing equipments of the Power Plant shall be put into normal operation, and realize the remote delivery to the electric energy billing system of Power Dispatching Agency. The Power Dispatching Agency shall carry out statistics and settlement of electricity volume basing on the data of electricity volume collected from the electric energy billing system. In case of malfunction of the electric energy billing equipments of the Power Plant, the Power Plant shall report to the Power Dispatching Agency and apply to exit due to malfunctions. In the meanwhile, the Power Plant shall resolve the malfunctions as soon as possible.

Chapter VIII Equipment overhaul and maintenance

8.1

The annual overhaul and maintenance plan for the Power Plant shall be reported to Power Dispatching Agency via E-mail before September 25th of each year according to relevant regulations. After the assessment and approval, Power Dispatching Agency shall issue an annual overhaul plan for the equipments within dispatching jurisdiction to the Power Plant. The Power Plant shall make preliminary preparations for the overhaul of equipments in accordance with the annual overhaul plan and make sure the overhaul of equipments will be completed as scheduled. In the event that the overhaul plan cannot be completed as scheduled due to the Power Plant’s own reasons, in order to satisfy the loading requirements and the needs of safe and stable operation of the power grid, the local power dispatching agency shall be entitled to cancel this overhaul plan, and the induced degraded liability of the equipment operation shall be undertaken by the Power Plant itself.

8.2

The Power Plant shall submit the overhaul plan for the subsequent month to the Power Dispatching Agency via dispatching overhaul management system or by facsimile according to the regulations of the Dispatching Code. The Power Dispatching Agency shall, formulate the monthly dispatching plan based on the released annual (seasonal) power generation plan, annual overhaul plan and the monthly overhaul plan and the actual operating conditions of the power grid provided by the Power Plant.

8.3

The Power Plant shall arrange the overhaul and maintenance for the equipments according to the schedule of the monthly dispatching plan. For any time of equipment overhaul, the Power Plant shall apply to the Power Dispatching Agency according to the regulations of the Dispatching Code, and the Power Dispatching Agency shall also issue a reply pursuant to the time limits provided in the Dispatching Code. The overhaul schedule and progress for the equipments of the Power Plant shall comply with the unified arrangement and coordination of the Power Dispatching Agency.

8.4

In the event that the Power Plant needs to launch important testing projects after the general overhaul or technology upgrading, it shall submit the testing plan to the Power Dispatching Agency at least five working days prior to the grid connection, including to provide the equipment alteration scope, the testing items and testing procedures which need arrangement and the parameters for new equipments, and shall file a startup application in advance pursuant to the Dispatching Code. The Power Dispatching Agency shall take such application into consideration when drawing up the daily dispatching plan.

8.5

In the event that the Power Plant needs unplanned outage or derated output due to the defects of equipments, it shall also apply in advance to the Power Dispatching Agency pursuant to the regulations of the Dispatching Code (excluding Emergencies). When the application has been approved, the Power Dispatching Agency may revise the dispatching plan, and arrange the outage or derated output for the equipments. Such kind of applications shall not influence the assessment and statistics of other aspects of the Power Plant.

8.6

The ending time for the overhaul of the units shall be calculated from the time of reconnecting the power generator or resuming the standby. If the overhaul period is not long enough, the Power Plant shall go through the formalities for extending the period, but the extension application shall be submitted to the Power Dispatching Agency before half of the approved overhaul period has elapsed.

8.7

The Power Plant shall optimize the overhaul on the in-plant equipment, to avoid the repeated power cut of the same loop and the same equipment, in accordance with the annual overhaul plan on the power grid’s main equipment, under the principle of “must repair what should be repaired and get it repaired”, and in combination of the equipment overhaul plan and the power cut for the technical renovation and the capital construction.

8.8

If the Power Plant cause the repeated outage of the main power transmission and transformation equipment (such as the circuit, switch, busbar, generator transformer, etc.), the Power Dispatching Agency shall conduct the annual repeated outage appraisal on the Power Plant.

8.9

The Power Plant shall well conduct the preliminary work for the equipment overhaul according to the annual and monthly overhaul plans on the main equipment of the power grid formulated by The Power Dispatching Agency, to ensure the overhaul can be completed on schedule, which shall not be modified under normal situations.

Chapter IX Power generation plan

9.1

The Power Plant shall strictly implement the Daily Power Generation Dispatching Plan Curve (including the curve temporarily modified by the on-duty dispatchers) and the dispatching instructions released by the Power Dispatching Agency, timely adjust the active output of the units and arrange the generation and operation of the Power Plant.

9.2

Under normal situation, the Power Dispatching Agency shall, in view of the above and the safety constraint and power generation output balancing conditions, etc. of the power grid, arrange the power generation plan for the next day for the Power Plant pursuant to the regional power generation dispatching plan curve of the next day.

9.3

In case of any difference between the upstream water inflows and the arrangement of the daily power generation plan, the Power Plant shall propose to revise the daily power generation plan to the Power Dispatching Agency at least half an hour in advance, and only being approved by the on-duty dispatcher, the Power Plant may revise the plan.

9.4

The Power Plant shall arrange the power generation in strict accordance with the Daily Power Generation Plan Curve released by the Power Dispatching Agency. In case the dispatcher of the Power Dispatching Agency has revised the Daily Power Generation Plan Curve, the Power Plant shall arrange the power generation according to the revised Daily Power Generation Plan Curve. The deviation between the total active power of the generator units of the Power Plant and the Daily Power Generation Plan Curve shall not exceed the range of negative 5 to positive 5 MW.

9.4.1

Where the system frequency exceeds the setting value of the artificial dead zone of the speed regulator of the Power Plant’s generator set, which leads to the active power of the actual power generation of the Power Plant exceeds ± 5MW of the Active Power Curve of Daily Power Generation Plan issued by The Power Dispatching Agency, then such increased or decreased power generation shall not be taken into the appraisal. Where the power grid frequency exceeds the setting value of the artificial dead zone of the speed regulator of the Power Plant’s generator set and where the Power Plant’s generator set does not participate in the frequency adjustment of the power grid, then a non-compliance appraisal shall be conducted on the Power Plant’s generator set for its nonparticipation in the frequency adjustment of the power grid.

9.4.2

The aforementioned Active Power Curve of Daily Power Generation Plan issued by The Power Dispatching Agency shall include the curve modified by the on-duty dispatcher of The Power Dispatching Agency or the curve modified according to the start-up and outage dispatching orders

9.5

In case of outage due to accidents or emergent derated output, the Power Plant shall immediately inform the outage or derated capacity to the Power Dispatching Agency. If timely restoration is impossible, the Power Plant shall make up an application as soon as possible, and then the Power Dispatching Agency can revise the power generation plan accordingly. The Power Dispatching Agency’s amendment to the power generation plan on the request of the Power Plant due to the malfunction outage, the approval of the units’ Unplanned Outage and permit for derated output of the units shall not relieve or lighten the statistic assessment of the Planned Outage hours, the Unplanned Outage hours (including Forced Outage hours) and planned and unplanned derated output hours (shall be converted into equivalent outage hours).

9.6

The Power Dispatching Agency shall monthly record and count the starting time, the recovery time, the reason and the derated volume for all kinds of outage and derated output, and release the statistic assessment data via E-mail each month. In case of any dissent, the Power Plant shall submit its dissents to the Power Dispatching Agency according to the scheduled time of assessment, which shall be confirmed by both Parties (if the Power Plant fails to propose its opinions on time, the relevant statistics will be deemed as being agreed). The above-mentioned statistic data shall be deemed as the basis for the annual utilization hours of the Power Plant, the annual power generation plan and the power grid safety assessment, etc.

9.7	In case of the following situations, Party B shall assume the liability for breach of contract to Party A pursuant to the provisions of Chapter XVI of this Agreement:

The annual equivalent available rate for each unit of the Power Plant of Party B fails to reach the target of 93% (the target of annual equivalent available rate for the units under normal overhaul condition is 85%, and the target of annual equivalent available rate for the units under expanded overhaul condition is 68%).

Note: The annual equivalent available factor for each unit = 1–(annual Planned Outage hours + annual Unplanned Outage hours + the equivalent outage hours converted from the annual planned and unplanned derated output) / 8760.

Chapter X Reservoir dispatching

10.1	Reservoir Flood Dispatching

10.1.1

The Power Plant shall file the flood dispatching plan to the Power Dispatching Agency at the end of March each year, and then record with the Power Dispatching Agency the approved flood dispatching plan, flood counter measures and the plan of defending beyond-standard flood within 10 days after receipt of such documents. The Power Dispatching Agency shall arrange reservoir dispatching in compliance with reservoir flood dispatching plan issued by the provincial economic and trade commsion.

10.1.2

The Power Plant shall finish the summary of the annual flood preventions within one month after the flood season, and submit the summary to relevant authority with a copy to the Power Dispatching Agency.

10.1.3

In case of major alteration of the anticipated reservoir water inflow, the Power Plant shall report to the Power Dispatching Agency in advance, so as to timely adjust the load and improve the utilization rate of water resources.

10.2	The Reservoir Dispatching Plans, Reports and Summary

10.2.1	Reservoir power generation dispatching plan

(1)

The daily power generation plan for the reservoir. Before 9:00 of normal working days, the Power Plant shall report the anticipated average reservoir water inflow, the anticipated power generation output and the feasible capacity of the Power Plant for the next day (for the subsequent three to eight days in case of holidays and vacations) to the Power Dispatching Agency.

(2)

The monthly power generation plan for the reservoir. Before the 20th day of every month, the Power Plant shall report the power generation plan proposals for the next month to the Power Dispatching Agency and other relevant authorities.

(3)

The annual power generation plan for the reservoir. The Power Plant shall, before the end of October of each year, submit the reservoir control and operation proposal for the next year to the Power Dispatching Agency and other relevant authorities, which shall mainly include the month-specific water inflow, power generation capacity, the month-end water control level and other requirements of the reservoir from water utility departments.

10.2.2	Relevant reports and statements concerning the reservoir dispatching

(1)

The daily dispatching report for reservoir. The Power Plant shall, before 9:00 of every day, report to the Power Dispatching Agency the up and down stream reservoir water level, the reservoir water inflow and the discharge capacity at 8:00 of the current day, and the previous day’s reservoir water inflow, power generation capacity, discharge capacity, the reservoir water outflow, the drainage area average rainfall and the lost electricity volume due to the peak regulation and water discard.

(2)

The monthly dispatching report for reservoir. The Power Plant shall, before the 3rd day of each month, correctly fill in the monthly dispatching report and send such report by facsimile or e-mail, or send the original by mail to the Power Dispatching Agency

10.2.3	Summary of the reservoir dispatching

The Power Plant shall, before January 10 of each year, report to the Power Dispatching Agency the reservoir dispatching summary and the operation summary of the water dispatching automation system of the sub-center of the Power Plant for the previous year.

10.3	The automatic hydrological forecasting system and water dispatching automation system

10.3.1

In case of malfunctions of the automatic hydrological forecasting system of the Power Plant or the water dispatching automation system of the sub-center of the Power Plant, the Power Plant shall immediately make restorations and report to the Power Dispatching Agency, so as to collect the real time rain and water conditions for the reservoir drainage and serve to improve the economic operation level of the Power Plant and ensure the flood prevention for the up and down stream of the reservoir.

10.3.2	In the event that the overhaul and equipment maintenance for the automatic hydrological forecasting system of the Power Plant and the water dispatching automation system of the sub-center of the Power Plant have caused the outage of the forecasting system, the approval from the Power Dispatching Agency shall be procured.

10.3.3

The transformation and upgrading plan for the automatic hydrologic forecasting system of the Power Plant and the water dispatching automation system of the sub- center of the Power Plant shall be submitted to the Power Dispatching Agency for examination.

10.4	The Liability Affirmation for Breach of Reservoir Dispatching

In case of any of the following events, Party B shall assume the liability of breach in accordance with the provisions of Chapter XVI to Party A:

(1)

The outage which has not been reported to the Power Dispatching Agency in time, due to the occurrence of overhaul or equipment maintenance of the water automatic monitoring and reporting system of the Power Plant and the water dispatching automation system of the sub-centre of the Power Plant, causes mistaken dispatching of the Power Dispatching Agency;

(2) The Power Plant has not on time filled out and reported the reservoir dispatching daily report or the reservoir dispatching daily power generation plan for twice and above within one month;

(3)

Any transformation or upgrading scheme of the water automatic monitoring and reporting system of the Power Plant and the water dispatching automation system of the sub-centre of the Power Plant has been carried out without the examination and approval of the Power Dispatching Agency.

Chapter XI Relay protection and automatic safety devices

11.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices, take charge of operation and management of relay protection and automatic safety devices within the range of dispatching, and conform to the following requirements:

(1)

Taking charge of calculation of settings and the operation of relay protection and automatic safety devices within the range of dispatching, and making analysis and assessment of the movements of the devices. The settings for the relay protection and automatic safety devices of the Power Plant within the range under the dispatching of the Power Dispatching Agency shall be released by the Power Dispatching Agency, and the settings of other relay protection and automatic safety devices of the Power Plant may be calculated and set by the Power Plant itself and filed with the Power Dispatching Agency, and the settings for the boundaries shall be examined and approved by the Power Dispatching Agency.

(2)

Once the relay protection and automatic safety devices of the power grid have started running, Party A shall immediately analyze the reasons and take measures in accordance with the codes, and submit relevant materials to the Power Dispatching

Agency. In case the Power Plant is concerned, Party A shall cooperate with the Power Plant to analyze and handle the accidents.

(3)

In case of any malfunction or defect of the relay protection and automatic safety devices of the power grid, Party A shall immediately take measures in accordance with the codes, analyze the causes and promptly take precautionary measures. In case the Power Plant is concerned, Party A shall inform the Power Plant of relevant information in written form.

	(4)	Providing instructions and assistance to the Power Plant in respect of the setting and operation of relevant relay protection and automatic safety devices, and necessary technical support.

	(5)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

11.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices and relevant relay protection counter measures against accidents, abide by the relevant regulations of the Power Dispatching Agency concerning the grid safe operation, take charge of operation management of relay protection and automatic safety devices within its jurisdiction, and conform to the following requirements:

(1)

Party B must, during the period for the preliminary design of the Power Plant, provide the principle designing instructions for the adopted relay protection equipments to Party A and ensure the implementation of opinions proposed by Party A according to the requirements of safe operation of the power grid and counter measures against accidents, otherwise, Party A shall be entitled to reject its connection onto the grid.

(2)

Taking charge of calculation of settings and the operation of the relay protection and automatic safety devices belonging to the Power Plant, and making analysis and assessment of the running conditions of the devices which shall be applied to the Power Dispatching Agency for filing and record.

(3)

Taking charge of the settings of relay protection and automatic safety devices within the jurisdiction of the Power Dispatching Agency and being responsible for its correctness and completeness, and pursuant to the administration requirements of the Power Dispatching Agency, conducting the setting conversion management in the DMIS system.

(4)

Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements, and keeping complete commissioning reports and records.

	(5)	The relay protection and automatic safety devices related to the grid operation must be matched up with the relay protection and automatic safety devices of the power grid, the settings shall be made by the Power Dispatching Agency, and the selection of types of relevant equipments shall be subject to the approval of the Power Dispatching Agency.

(6)

In case of any change of operation status of the relay protection and automatic safety devices of Party A, the Power Plant shall timely modify the settings and operation status of the relay protection and automatic safety devices within its jurisdiction according to the requirements of the Power Dispatching Agency.

(7)

In case of any running of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the Power Dispatching Agency, analyze the causes and take measures in accordance with the codes, and submit relevant materials to the Power Dispatching Agency according to the requirements. In case the power grid is concerned, Party B shall cooperate with Party A in assisting in analyzing and handling the accidents.

(8)

In case of malfunction or defect of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the Power Dispatching Agency, handle the accidents, analyze the causes and take measures in a timely fashion in accordance with the codes. In case the power grid is concerned, Party B shall submit relevant status to the Power Dispatching Agency in a written form.

	(9)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

11.3

In the event that the relay protection and automatic safety protection devices for the equipments belonging to the Power Plant but within the jurisdiction of the Power Dispatching Agency (including direct dispatching and licensing dispatching equipments) need technological transformation, the relevant technological transformation plan must be examined and approved by Party A.

11.4

In case of any trip of the switch of the generator units or lines of Party B due to the relay protection devices, the Power Plant shall submit the relevant default conditions of the equipments set forth below to the relay protection department of Party A within twenty four (24) hours, mainly including but not limited to:

	(1)	The equipment turning-on condition and the operation mode of the primary equipment during the occurrence of such trip;

	(2)	The signal of the visual annuciator in the supervisory control panel and the trip condition of the breaker;

	(3)	Signal of face plate for the protection devices;

	(4)	The printed report for the default of the microcomputer protection device;

	(5)	The default report of the microcomputer default recorder.

11.5	In order to improve the stability of the electric power system, both Parties shall upgrade and transform the equipments in a timely manner.

(1)

Both Parties’ upgrading and transformation for the relay protection and automatic safety devices shall be coordinated with each other, so as to ensure the compatibility and consistency between the equipments of both Parties.

	(2)	The equipments after transformation shall not be put into operation through specific procedures until being commissioned and passing the acceptance and being confirmed as qualified.

11.6

Both Parties shall respectively designate staff to take charge of the maintenance for the operation of relay protection and automatic safety devices, and ensure the normal operation of the relay protection and automatic safety protection devices.

11.7	The relay protection and automatic safety devices of Party B shall reach the following main operation standards (excluding the malfunction and missing operation caused by Party A’s Reason):

	(1)	The service factor for the main protection of relay protections >99%.

	(2)	The accuracy rate for the running of relay protections >95%.

	(3)	The availability for fault recording >99%.

	(4)	The operation rate of automatic safety devices >99%.

	(5)	The accuracy rate for the running of automatic safety devices >99%.

Chapter XII Dispatching automation

12.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, take charge of operation and maintenance for the dispatching automation system at the dispatching end, and conform to the following requirements:

(1)

Supervising the reliable operation of the dispatching automation system, being responsible for monitoring the operating condition of the dispatching automation system and coordinating the material problems arising out of the operation.

	(2)	Facilitating the connection of automation signals of the Power Plant according to the design requirements.

	(3)	Making timely analysis of the fault causes for the dispatching automation system and taking precautionary measures.

	(4)	Providing instruction and assistance to Party B in the operation maintenance of the dispatching automation system, and cooperating with Party B in respect of the investigation on accidents.

(5)

The computer monitoring and control system shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission).

12.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, abide by relevant regulations formulated by the Power Dispatching Agency, take charge of the operation and maintenance for the dispatching automation equipments at the Power Plant end, and conform to the following requirements:

(1)

The telecontrol data from the Power Plant RTU or the computer monitoring and control system or the energy acquisition and transmission devices and the electric energy metering data shall be transmitted to the dispatching automation system and the electric energy metering system of the Power Dispatching Agency according to the transmission protocols in line with the national standards or industry standards. The electric energy metering system shall pass the testing organized by a qualified testing agency recognized by both Parties, so as to ensure the accuracy of data transmission. The quantity and accuracy of the real time messages concerning the operating equipments of the Power Plant shall satisfy the relevant regulations of the State and the operation requirements of the Power Dispatching Agency.

	(2)	Making timely analysis of the fault causes for the dispatching automation system within its jurisdiction and taking precautionary measures.

	(3)	Providing assistance to Party A in respect of the operation maintenance of the dispatching automation system, and cooperating with Party A in respect of the investigations on accidents.

(4)

The computer monitoring and control system of the Power Plant shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission) to make sure the effective isolation of the Power Plant’s computer monitoring and control system from the management information system and the office automation system, and the physical isolation of the dispatching special data network from the comprehensive information network and outside internet.

12.3

Both Parties shall operate and maintain the automation equipments in accordance with the Dispatching Code for Electric Power System and the dispatching automation operation code, and shall not exit or shut down the equipments at random.

12.4

In the event that the equipments which belong to the Power Plant but within the dispatching range (including the equipments under the direct and licensing dispatching) of the Power Dispatching Agency and the dispatching automation and communication equipments need technological transformation, the plan must be examined and approved by the Power Dispatching Agency. The Power Plant shall submit to the Power Dispatching Agency all and complete design materials and requisite testing data.

12.5

In case of any bidding for grid connection of the power generation as required by the national polices or governmental regulations, the Power Plant shall establish and utilize relevant technical support system according to relevant regulations, which could make the Power Plant be ready for effective communication with relevant system of the Power Dispatching Agency.

12.6

Both Parties shall respectively designate staff to take charge of the operation and maintenance of the dispatching automation systems within their respective jurisdictions, and ensure the normal operation of the dispatching automation system.

12.7

Party B shall, according to the requirements of the dispatching production control and management, establish relevant computer data network, and interconnect it to the special network for dispatching data and the dispatching management information network.

12.8	The RTU or the computer monitoring and control system, the electric energy collection and transmission devices of the Power Plant shall reach the following main operation standards:

	(1)	The availability of RTU or the telecontrol station of the computer monitoring and control system (monthly) > 99%.

	(2)	The accuracy error of telemeter <±1.5%.

	(3)	The availability of electric energy collection and transmission devices > 99%.

Chapter XIII Dispatching communication

13.1

Party A shall strictly abide by the codes and regulations concerning the design, operation and management of the dispatching communication system, take charge of the operation and maintenance of the dispatching communication system at the dispatching end, and conform to the following requirements:

(1)

Supervising the reliable operation of the dispatching communication system, taking charge of the monitoring and dispatching command of the operating conditions of the dispatching communication system and coordinating the major problems arising out of the operation.

	(2)	Taking charge of the operational maintenance of the communication equipments and communication lines at the dispatching end, and ensuring the reliable operation.

	(3)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

	(4)	Providing instructions and assistance to Party B in the operational maintenance of the dispatching communication system, and cooperating with Party B in respect of the investigation on accidents.

13.2

Party B shall strictly abide by the codes and regulations concerning the design, operation and management of the dispatching communication system, and relevant communication management regulations of the Power Dispatching Agency, take charge of the operation and maintenance of the dispatching communication system at the Power Plant end, and conform to the following requirements:

	(1)	Taking charge of the operational maintenance for the dispatching communication system at the Power Plant end and ensuring the reliable operation.

	(2)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

	(3)	Providing assistance to Party A in respect of the operation and maintenance of the dispatching communication system, and cooperating with Party A in respect of the investigation on accidents.

13.3

The model selections and configurations for the communication equipments of Party B which will be connected to the power communication network of Party A shall be compatible and consistent with Party A, and shall be approved by Party A.

13.4

In order to assure the reliability of the information transmission between both Parties, the interconnected transmission net of both Parties shall be equipped with two different and independent communication transmission routes (physical media) to ensure the specified dispatching and the transmission channel for the automatization system, relay protection and automatic safety devices. If it is the SDH optical transmission system, the interconnection of Party B shall be synchronized with the clock of Party A.

13.5

As required by the business of the power grid production dispatching, both Parties shall be equipped accordingly with the complete connection and auxiliary facilities, etc. for the systems in relation to data exchange, dispatching and executive exchange, communication monitoring and controlling, and other communication system.

13.6

In order to ensure the influent interconnection and intercommunication of the communication net, the parameters of the communication equipment of Party B, including the frequency requirements (which refer to the carrier wave of the electric power lines and wireless frequencies), which is connected to the electric power communication net of Party A, shall be approved by Party A in writing.

(1)

In the event that Party B makes use of the carrier frequency which has not been approved and caused frequency disturbing wave and the operation of other carrier lines, Party A may refuse to allow Party B to be interconnect with carrier line, in the meanwhile, it may ask Party B to compensate the losses arising therefrom.

(2)

In the event the technical parameters for interconnection with communication net (such as power, bit error rate, equipment type, configuration, interface style) of Party B has not been approved by Party A in written form through consultations, Party A may refuse the relevant interconnection. Party B shall assume the liability for the failure of interconnection and intercommunication and the influence of the failure of interconnection and intercommunication on the production.

13.7

The overhaul and outage (retirement) of the system equipment of the Power Plant or hydropower station, which is connected to the electric power communication interconnection net of the local and county dispatching, shall comply with the management regulation and examination and approval procedures of Party A.

13.8

The system equipments of the plant and station, which are connected to the electric power communication interconnection net of the local and county dispatching, must be equipped with the corresponding staff for the daily operation maintenance to ensure the twenty four (24) hours available field maintenance for any default to the interconnected electric power lines; in addition, such staff shall strictly obey the electric power communication dispatching instructions released by the local and county dispatching and communication net management and maintenance cooperation.

13.9

In case of any overhaul without going through any examination and approval procedures, or the implementation that is not complied with the communication dispatching directions, and the requirements of the cooperation for the net management and maintenance, which are due to Party B’s Reason and cause mistaken operation, mistaken judgment and mistaken direction of the communication dispatching and operation maintenance, Party B shall be responsible for the corresponding liabilities for the aforesaid mistakes which lead to the delayed settlement and overtime block of the interconnected communication net.

13.10	Both Parties shall prepare a standby communication system so as to ensure the communication uninterrupted by any Emergencies occurred to the power grid or the Power Plant.

13.11

Party B shall endeavor to make all relevant communication stations under its control comply with the standard communication station of the provincial electric communication net, free-willingly accept the supervision and inspection organized by Party A for standard communication stations, be entitled to participate in the amendment and revision of the criterions for standard communication stations, and ensure the continuous liable operation of the communication equipments at the plant and station end. In the meanwhile, Party B shall take an active part in the annual professional meeting for the whole province’s electric communication work.

13.12

Party A shall carry out the payable arrangement for the interconnection between the provincial electric power communication net and the two communication transmission net lines of Party B, which are of different operation modes, different wideband and different signal contents, on the basis of the two different communication transmission routes owned by Party B, and connect the corresponding signals to the provincial (local) dispatching agencies.

13.13	The electric power dispatching communication system at the end of Party B shall reach the following main operation standards:

	(1)	Service factor of communication circuit >99.9%.

	(2)	Equipment service factor >99.9%.

Among which:

		1)	Service factor of carrier equipment >99.9%.

		2)	Service factor of optical communication equipment >99.9%.

		3)	Service factor of communication interchange equipment >99.9%.

13.14

Both Parties shall respectively appoint staff to take charge of the operation and maintenance of the dispatching communication system within their respective jurisdictions, and ensure the normal operation of the dispatching communication system.

Chapter XIV Accident management and Investigation

14.1

The Power Dispatching Agency and the Power Plant shall, within their respective jurisdiction and in accordance with relevant regulations of the Dispatching Code for Electric Power System and the Power Plant field operation codes, handle the accidents in a correct and prompt manner and timely inform each other of the handling results.

14.2

The equipment accidents within the dispatching range of the Power Dispatching Agency shall be handled by strictly following the instructions of the on-duty dispatchers of the Power Dispatching Agency (excluding those that can be handled without dispatching instructions as clearly specified in the field codes).

14.3

In case of any tripping or unit derated volume and other abnormal conditions or accidents occurred to the equipments within the dispatching jurisdiction of the Power Dispatching Agency, the Power Plant shall strictly abide by the provisions of the Dispatching Code to verify the reasons for such abnormality or accidental tripping, report the actual conditions accurately, obey the directions of the Power Dispatching Agency and resolve the default of the equipments. Otherwise, the Power Dispatching Agency shall be entitled to order outage of relevant equipments or limit the active output of units, and the units unplanned derated output hours caused therefrom shall be converted into equivalent outage hours; in case of unit outage, shall be counted as Forced Outage hours.

14.4

In case of breaker tripping occurred to the units or circuits of the Power Plant, the staff of the Power Plant shall report by telephone to the Power Dispatching Agency and submit the following malfunction events, including but not limited to:

	(1)	The tripping of circuit breaker;

	(2)	The location of the circuit breaker (on/off);

	(3)	The tripping time;

	(4)	Any information which will help to analyze the tripping reasons for circuit breaker;

	(5)	The tripping times of circuit breakers due to the malfunctions;

	(6)	The output records from false recording devices.

The staff of the Power Plant shall immediately report the above-mentioned events set forth in items (1), (2) and (3), the events set forth in items (4), (5), (6) shall be reported as soon as the preparation of the field is ready. In case of any abnormity of the far transmission function of false recording devices, the event provided in item (6) shall be provided within twenty-four hours to the Power Dispatching Agency.

14.5

The Power Dispatching Agency shall, according to the Guide on Safety and Stability for Power System (DL 755-2001), the Dispatching Code for Electric Power System and other relevant regulations, and considering the grid structure, operation characteristics and specific conditions of the Power Plant, formulate principles for accident management and specific counter measures against accidents, and raise specific requirements on the necessary measures to be taken by the Power Plant.

14.5.1

In case of any Emergencies that threaten the safety of the power grid, the on-duty dispatchers of the Power Dispatching Agency may take necessary measures to ensure and restore the safe operation of the power grid, including adjusting the power generation output of the Power Plant, issuing instructions to start or shut down units, and disconnecting the Power Plant, etc.

14.5.2

In case that the Power Plant or any of the units has to be disconnected, the Power Dispatching Agency shall, after the termination or remedy of the Emergencies, restore the connection and operation of the Power Plant or the unit.

14.5.3	The Power Dispatching Agency shall explain to Party B the reasons for disconnecting the Power Plant or the unit after the accident.

14.6

The units power generation curve (active or reactive), the voltage at the voltage testing point and the power on the system frequency curve or link line shall be subject to the data collected by the dispatching automation system of the Power Dispatching Agency, and shall be taken as the basis for relevant assessment In case of any dissenting opinion concerning the data collected by the automation system of the Power Dispatching Agency, the Power Plant may timely provide evidence which shall be jointly confirmed by both Parties through verification.

14.7

The Party or Parties suffering from accident(s) shall carry out accident investigation according to the Codes of Investigation for Electric Power Production Accidents. The conclusions of the investigation shall include causes of accident, responsible party for the accident and the liabilities, and the counter measures against accidents to prevent similar accidents. The responsible Party for the accident shall assume the liabilities according to the investigation conclusion, and timely implement the counter measures against accidents.

14.7.1

During the grid accident investigation carried out by Party A, Party B shall be invited to participate when it is involved. Party B shall provide support to the work of Party A and cooperate in the field investigation by providing accident analysis materials such as the fault recording diagrams, the operating conditions at the time of accident and relevant data, etc.

14.7.2

During the Power Plant accident investigation carried out by Party B, Party A shall be invited to participate when it is involved. Party A shall provide support to the work of Party B and cooperate in the field investigation by providing accident analysis materials such as fault recording diagram, the operating conditions at the time of accident and relevant data, etc.

14.7.3

As for the accidents involving both Parties, if the Parties cannot reach an agreement within a short period of time on the cause of accident, a special investigation panel shall be set up according to relevant regulations of the State to carry out accident investigation.

14.7.4

The investigation report on the accident involving one Party or both Parties shall be published, which shall cover: causes of the accident, dealing progress of the accident, responsible party for the accident and the liabilities, the rectification plan and accident preventive measures, etc.

14.7.5

The responsible party for the accident shall timely correct the errors and implement the rectification plan and accident preventive measures. In case that the other Party is involved in such rectification plan and preventive measures, the consent of the other Party shall be obtained.

Chapter XV Force majeure

15.1

If the occurrence of any Force Majeure event completely or partially impedes one Party from fulfilling any obligation under this Agreement, such Party may be exempted from or postpone to perform its contractual obligations, provided that:

	(1)	the scope and duration of the exempted or postponed performance shall not extend beyond the reasonable needs of eliminating the impact of Force Majeure.

	(2)	the Party affected by Force Majeure shall continue to perform its other obligations hereunder which have not been affected by the Force Majeure.

	(3)	in case the events of Force Majeure come to an end, the Party claiming Force Majeure shall resume the performance of this Agreement as soon as possible.

15.2

In the event that any Party is unable to perform this Agreement due to Force Majeure, such Party shall promptly inform the other Party, and shall send a written notice to the other Party within three (3) days thereafter. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Agreement and the measures it has taken to mitigate the impact of such Force Majeure events.

Upon the other Party’s request, the Party affected by the Force Majeure shall furnish the other Party with an evidential document issued by the competent local notary public where the

Force Majeure event occurs within thirty (30) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).

15.3

The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by either or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to minimize or eliminate the impact of Force Majeure.

In the event that the Party affected by the Force Majeure fails to use all endeavors to take reasonable measures to mitigate the impact of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

15.4

In the event that the Force Majeure has prevented a Party from performing its obligations under this Agreement for a continuous period of over sixty (60) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Agreement or to terminate this Agreement. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this Agreement or the termination of this Agreement within ninety (90) days after the occurrence of Force Majeure, any Party shall be entitled to terminate this Agreement with a notice to the other Party, unless otherwise provided herein.

Chapter XVI Liabilities for breach of contract

16.1

Either Party’s violation of the provisions of this Agreement shall be deemed as a breach of contract, and the other Party shall be entitled to require the breaching Party to assume the liabilities for breach of contract.

16.2	Party A, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party B in the manner provided in Article 16.3 hereof:

	(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party B.

(2)

Violation of the provisions of Article 4.10, which has resulted in the incapability of the Power Plant to generate power on schedule, to generate power as normal or which has caused direct economic losses to Party B.

	(3)	Violation of the provisions of Articles 5.3 and 5.4, which has resulted in the incapability of the Power Plant to generate power on schedule or which has caused direct economic losses to Party B.

	(4)	Violation of the provisions of Article 6.2, which has resulted in the incapability of the Power Plant to generate power on schedule or which has caused direct economic losses to Party B.

	(5)	Violation of the Dispatching Code for Electric Power System, which has caused direct economic losses to Party B.

(6)

Party A requires the Power Plant (units) to conduct peak regulation, frequency modulation or voltage regulation beyond its operation capacity or the provisions of this Agreement (excluding for handling accidents), which has caused direct economic losses to Party B.

	(7)	Setting or commanding error of the primary and secondary equipments of the power grid due to Party A’s Reason, which has caused direct economic losses to Party B.

(8)

Any failure of delay protection, safety automation facility, dispatching automation system and dispatching communication system due to Party A’s reason, which has caused direct economic loss to Party B.

16.3	For each time of breach of Contract, Party A shall undertake the liabilities for breach of contract by the following ways:

	(1)	Paying to Party B the electricity output of 10,000 kwh in a lump sum as a compensation for its breach.

(2)

In case of any direct economic losses of Party B which cannot be fully compensated by the electric power output paid in a lump sum provided in Item (1) above, the electric power output corresponding to the direct expenses of Party B for repairing equipments and restoring normal operations shall be complemented by Party A (calculated by the on-grid tariff of the Power Plant).

	(3)	In case of causing electricity output losses to Party B, the relevant provisions provided in the Power Purchase and Sale Contract entered into by both Parties shall be resorted to for the treatment.

16.4	Party B, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party A by the method provided in Article 16.5:

	(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party A.

	(2)	Failure to complete the grid connection preparation works in accordance with the provisions of Chapter IV hereof, which has caused direct economic losses to Party A.

	(3)	Violation of the provisions of Articles 5.2 and 5.4, which has caused direct economic losses to Party A.

	(4)	Violation of the provisions of Articles 6.1 and 7.1.1.

(5)

Abnormity or malfunction of the primary and secondary equipments of the Power Plant related to the grid operation due to Party B’s Reason, which has caused direct economic losses to Party A or any third party.

	(6)	Failure to participate in the peak regulation, frequency modulation, voltage regulation and backup of the electric power system in accordance with the provisions of Article 7.4.

	(7)	Violation of the relevant regulations concerning the overhaul management provided in the Grid Dispatching Code.

	(8)	The variation of the overhaul period due to Party B’s Reason, which has caused direct economic losses to Party A.

(9)

Failure to honestly report to the Power Dispatching Agency the actual condition of the equipments (such as the power generator, steam turbine, boiler and electric equipments) of the Power Plant and relevant facilities.

	(10)	Violation of the regulations concerning the dispatching operation management provided by the Grid Dispatching Code, which threatens the safe and stable operation of the power grid.

(11)

The failure of the relay protection and automatic safety devices of the Power Plant to reach the agreed standard provided in Article 11.9, or the malfunction or incorrect running of the relay protection and automatic safety devices due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

(12)

The failure of the electric power automatic system of the Power Plant to attain the agreed standards provided in Article 12.8, or the malfunction of the electric power automatic system of the Power Plant due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

(13)

The failure of the dispatching communication system of the Power Plant to attain the standards provided in Article 13.13, or the malfunction of the dispatching communication system of the Power Plant due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

	(14)	Violation of the provisions of Articles 9.4.1.

	(15)	Violation of the provisions concerning the reservoir dispatching provided in Article 10.4.

	(16)	Failure of the unit annual availability rate to reach the agreed amount prescribed in Article 9.7.

16.5	Party B shall assume the liabilities for breach of contract by the following ways:

16.5.1	For each time of breaching, Party B shall assume the liabilities for breach of contract by the following ways:

	(1)	Paying to Party A the electricity output of 10,000 kwh in a lump sum as a compensation for its breach.

(2)

In case of any direct economic losses of Party A which cannot be fully compensated by the electric power output paid in a lump sum provided in Item (1) hereof, the electricity output corresponding to the direct expenses of Party A for repairing equipments and restoring normal operations shall be complemented by Party A (calculated by the on-grid tariff of the Power Plant); in case of causing economic losses to the third party, Party A shall compensate.

	(3)	In case of causing electricity output losses to Party A, the relevant provisions stipulated in the Power Purchase and Sale Contract entered into by both Parties shall be resorted to.

16.6

In case of any of the following serious breach of contract committed by Party B, Party A may take enforcement measures to the extent of disconnecting the Power Plant (units) and Party B shall not be entitled to claim for compensations from Party A for any loss caused by such Disconnection.

	(1)	The Power Plant arbitrarily starts up for grid connection or shut down for Disconnection without being approved by the Power Dispatching Agency.

	(2)	In case of Emergencies, the Power Plant violates the provisions of Articles 6.1 and Article 7.1.1.

(3)

In case of Emergencies, the Power Plant fails to report to the Power Dispatching Agency the real conditions of the equipments of the Power Plant (such as power generator, steam turbine, boilers and electric equipments) and relevant facilities.

16.7

Unless otherwise provided in this Agreement, in case of any breach of contract, the non-defaulting Party shall immediately notify the defaulting Party to stop breaching the contract, and shall furnish a written notice as quickly as possible to the breaching Party, demanding it to correct the breach of contract and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.

16.8

The breaching Party shall immediately take measures to correct its breach of contract, and confirm its breach of contract and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.

	(1)	The lump-sum electricity output for breaching the contract shall be paid together with the monthly electricity output settlement after the breach of contract has been confirmed.

(2)

The electric power volume corresponding to the portion of direct economic losses exceeding the lump-sum liquidated damages shall be paid together with the monthly electricity output settlement after the confirmation of the losses.

	(3)	In case of electricity output breach, the relevant agreements provided in the Power Purchase and Sale Contract entered into by both Parties shall be resorted to.

16.9

In the event that either Party explicitly expresses or indicates by its own actions that it will not perform its obligations hereunder prior to the expiration of the performance period specified herein, the other Party may request it to assume the liabilities for breach of contract.

16.10

In the event that Party B violates relevant regulations promulgated by the Provincial Dispatching, the Provincial Dispatching may punish and fine power output according to provisions provided by Appraisal Rules on Operation and Management of Uniformly Dispatched Power Plants of Fujian Power Grid (Trial Version) issued by Fujian Province Economic and Trade Commission (Min Jing Mao Dian Li [2004] No 14), and the Power Dispatching Agency will not repeat the appraisal.

16.11

Upon this Agreement coming into effect, the agreement of both Parties shall prevail. As for the matters not covered in this Agreement, the Appraisal Rules on Operation and Management of Uniformly Dispatched Power Plants of Sanming Power Grid shall be implemented in respect of the appraisal of management and operation of the power plants.

Chapter XVII Effectiveness and valid term

17.1

This Agreement shall come into effect upon being signed by the legal representatives or authorized agents of both Parties and affixed with their official seals. The valid term of this Agreement is five (5) years commencing from the effective date of this Agreement.

17.2

Within two (2) months prior to the expiration of this Agreement, Parties hereof shall negotiate whether this Agreement shall be renewed or not. In case both Parties have no objection, this Agreement shall continue to be valid for another term of one (1) year, which can be renewed in the same way.

Chapter XVIII Modification, assignment and termination of this agreement

18.1	Any modification, amendment or supplement to this Agreement must be conducted in written form, and the conditions for coming into effect shall be the same as specified in Article 17.1.

18.2	Both Parties explicitly express that neither Party shall be entitled to assign all or part of its rights or obligations hereunder to any third party without the written consent of the other Party.

18.3	Within the valid term of this Agreement, both Parties agree to adjust or amend this Agreement if any of the following events occurs:

(1) Alteration of relevant laws and regulations, rules and policies of the State;

(2) Any clause of this Agreement conflicting with any relevant compulsory rules, measures and regulations issued by the State electric power regulatory authority;

(3) Change of relevant grid connection mode or relevant connection mode of the Power Plant.

18.4	Termination of Agreement

In the event that any of the following events occurred to any Party, the other Party shall be entitled to terminate this Agreement after sixty (60) days from sending a notice of termination:

(1) Either Party goes bankrupt or liquidated, or the business license or the electric power business license of either Party or the Power Plant is revoked.

(2)

One Party is merged with the other Party or all or majority parts of its assets have been transferred to another entity, and the surviving enterprise cannot reasonably perform its obligations under this Agreement.

Chapter XIX Dispute resolution

19.1

Any dispute arising out of performance of this Agreement or any dispute in relation to this Agreement shall be firstly resolved by the Parties through consultations, or submitted to the power regulatory agency for mediation. If the disputes cannot be resolved through consultation or mediation, the Parties shall resolve the disputes by the following No. 2 method:

(1)

Both Parties agree to submit the dispute to ________Arbitration Committee for arbitration in accordance with its prevailing arbitration rules. The arbitration award shall be final and binding on the Parties to this Agreement.

(2) Any Party may submit the said dispute to the people’s court for resolution through judicial proceedings.

Chapter XX Applicable Law

20.1	The establishment, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

Chapter XXI Miscellaneous

21.1	Confidentiality

Both Parties warrant to maintain confidential all information and documents which are procured from the other Party and may not be procured from public channels. Without the prior approval from the original provider of such information and documents, the other Party shall not disclose to any third Party all or part of the information and documents, unless otherwise provided by the regulations of the State.

21.2	Appendices

Appendix I: Diagram for the Grid Connection of Banzhu Power Plant (Including Connection Points)

Appendix II: Technical Parameters of the Power Plant

The Appendices to this Agreement (including the special provisions) shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement. In case of any discrepancy between this Agreement and its appendices, according to the nature of discrepancy, the content most related to and dealing more deeply with the point of dispute shall prevail. In case that the discrepancy and contradiction still exist after applying the aforesaid principle, the Parties shall, on the principle of good faith, consult with each other to make determinations according to the purpose of this Agreement.

21.3	Entire Agreement

This Agreement (including the special provisions) and the appendices hereto constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement, and shall replace all previous discussions, negotiations, contracts and agreements conducted by both Parties in respect of this Agreement.

21.4	Notification and Service

Any notification and document pertaining to this Agreement shall be conducted in written form. A notification shall be deemed as having been served upon the confirmation with signature by the recipient when delivered by way of registered mail, express mail or in person, or upon confirmation as being received when sent via fax. All notifications and documents shall come into effect upon service and receipt. All notifications shall be delivered to the following addresses as provided in this Agreement or to a modified address when either Party has notified the other Party with a written notice.

Party A: Fujian Province Sanming Power Industry Bureau

	Attention:	Wu Luwu

	Telephone Number:	0598-8203319

	Facsimile Number:	0598-8202382

	Zip Code:	365000

	Mail Address:	No.1032, Liedong Road, Sanming City, Fujian Province

Party B: Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

	Attention:	Lin Yidong

	Telephone Number:	13859196319

	Facsimile Number:	8350341

	Zip Code:	365000

	Mail address:	No.160 Building, Qianlongxin Village, Xinshibei Road, Sanming City

21.5	No Waiver

Either Party’s failure to waive any of its rights under this Agreement through written statement shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not operate as having waived or will waive any of its rights under this Agreement in the future.

21.6	Continuing Effect

The provisions with respect to arbitration and confidentiality of this Agreement shall remain effective after the termination of this Agreement.

21.7	Text

This Agreement comprises Thirty-seven (37) pages, and shall be signed in four(4) counterparts. Each Party shall hold two (2) counterparts.

Party A: Fujian Province Electric Power Co., Ltd. Saniming Power Industry Bureau	Party B: Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

(Stamp)	(Stamp)

Responsible Person:	Legal Representative:

Signing Date: September 30, 2010	Signing Date: September 30, 2010

Signing Place: Sanming City

Appendix I. Diagram for the Grid Connection of Banzhu Power Plant (Including Connection Points)

1.	The equipments and units within jurisdiction of the Power Dispatching Agency

	(1)	No.1, No.2 and No. 3 generator units (output subject to license by the Provincial Dispatching)

	(2)	6.3 KV busbar and its auxiliaries facilities

	(3)	No.1 (No.2) main transformers and bay equipments of two sides

	(4)	35 KV Lie Ban I Hui 344 switch and line

	(5)	35 KV Ban Lie Line 343 switch and line

	(6)	Secondary equipments and high-frequency generator tripping subordinated to the above primary equipments

2.	Equipments within jurisdiction of the Power Plant:

Power utilization system of the Power Plant

Appendix II. Technical Parameters for the Power Plant

1.	Nameplate Parameters for the Generator Units of the Power Plant

Unit No.	Generator Type	Rated Capacity (KVA)	Active Power (MW)	Rated Power Factor	Rated Speed (r/min)

1#	SFWG15-68/5700	16666	15	0.9	88.2

2#	SFWG15-68/5700	16666	15	0.9	88.2

3#	SFWG15-68/5700	16666	15	0.9	88.2

2.	Connection lines between the Power Plant and the power grid of Party A

	(1)	Name of the line: 35 KV Lie Ban I Hui, 35 KV Ban Lie Line.

	(2)	Voltage level: 35 kV.

3.	Main Technical Parameters

	(1)	Normal Operation Output Range

The maximum output for the normal operation of the No.1, No. 2 and No. 3 units of the Power Plant shall be 105% of the rated capacity, and the minimum output for the normal operation shall be 40% of the rated capacity.

(2)

In case of operation in a small grid, the minimum output of No. 1, No. 2 and No. 3 units of the Power Plant shall be 50% of the rated capacity and voltage regulation and frequency regulation shall be in accordance with dispatching order.

	(3)	Power regulation rate of units during normal operation

No. 1, No. 2 and No. 3 Units are 4 MW/min.

	(4)	The shortest time for the units from receiving a dispatching instruction to reaching the rated output is 15 min.

	(5)	The shortest time from full load output to zero load after receiving a dispatching instruction is 7 min.

Appendix III. Line maintenance

1.	Name of Line: 35 KV Lieban I Hui / 35 KV Banlie Line, Initial Operation Date: June 1997

2.	Length of Line: 8.8 / 8.7 KM

3.	Type of Lead Wire: LGJ- 300/25, allowable current-carrying capacity (long-term/short-term): 506 /600A

4.	Type of Earth Wire: LG-50

5.	Responsible Maintenance Unit: Fujian Coal Industry Infrastructure Construction Co., Ltd

6.	Business Scope of Responsible Maintenance Unit: erection, installation, construction and maintenance of line

7.	Legal Representative or Responsible Person of Responsible Maintenance Unit:

8.	Responsible Person for Line Maintenance: Ni Jin Ju, Phone: 13605968840

Duplicate or copy of the Line Maintenance Agreement will be provided separately.